Exhibit 10.12

Project Construction Agreement

Party A: Investment Promotion Bureau of Fengyang County

Party B: Anhui Renrenjia solar energy Co., Ltd.

1.	Basic project information

Name of the project: Renrenjia flat panel solar power water heater system, air energy water heater system and ancillary products

Content of the project: manufacture of flat panel solar power water heater system, air energy water heating system and ancillary products

Construction site: Technology industry zone, Fucheng town, Fengyang County

Investment size: Total investment amount should not be less than 1.2 billion Yuan, it is party B’s responsibility to raise the capital for overall construction of project. The minimum investment amount per mu is 1.5 million Yuan.

Construction Period: From May, 2013 to August, 2014.

2.	Land use right transfer
1)	According to the state’s regulations of the construction land of use, Land and resources bureau of Fengyang County should transfer 500 mu of land to Party B for the project construction.
2)	The nature of the land use is for industrial only, land use right is 50 years.
3)	According to the regulations, land use right transfer has to go through tender, auction and listing process in order to achieve paid transfer. Listing process applies for this industrial land at 56,000 per mu.

3.	Party A’s rights and obligations
1)	During the cooperation of both parties, Party A has the right to supervise Party B to fulfill its obligations written in this agreement, and demand for correction if Party A found that Party B is not act according to its obligations.
2)	In accordance with the regulations of the Fengyang County regarding helping Party B according to its needs, Party A should help Party B in all aspects of the related administrative procedures, coordinate and solve the problems occur during the construction period.
3)	Before Party B starts construction, actively coordinate with local departments to lay the basic infrastructures, such as water, electricity, gas and communication to the construction site.
4)	Preferential policies: In coordinate with financial bureau of Fengyang County, the local retained portion of the paid VAT and income tax by the Party B two years prior to move into the zone 100% pay back to the Party B. 50% of the local retained portion of the paid VAT and income tax will reward to Party B in the next 3 years. 7 days after completion of the main plant, the financial bureau will pay 46,000 Yuan per mu to Party B as the reward.

4.	Party B’s rights and obligations
1)	Within 30 days after signing this agreement, Party B has to submit the construction plan to for feasibility study and approval.
2)	Party B has to seriously in coordinate with the requests of the Fengyang County government, submit project application, site selection, environmental analysis and project construction reports to County level development and reform commission, land and resource bureau, environmental protection bureau and construction bureau, and obtain approval certifications.
3)	Party B has to implement the construction plan in strict coordinate with the approved plan to ensure the project complete on schedule.

5.	Liabilities for breach of agreement
1)	The construction should be postponed accordingly if it is caused or affected by Party A’s work.
2)	If Party B does not perform the obligations according to the agreement in the aspects of total investment amount, investment density and completion date, Party B should not receive any preferential policies. If the project discontinue, the land and resource bureau of Fengyang County will take back the land according to the law.
3)	Party B should start construction according to the agreement, if not start in three months, Party A will issue written notice, if the main plant has not yet start construction in six months after the starting date in this agreement, and negotiation false, Party A has right to cancel this agreement.

6.	Force Majeure

Due to the force majeure or other incidents, this agreement can’t execute, agreed upon by both parties, this agreement can be terminated or alter the related content.

7.	Resolution of disputes

Disputes occurs during the performance of this agreement can be settled by friendly negotiation. If the negotiation false, it would submit to Chuzhou City arbitration institution for settlement.

Party A:	Party B:

Signature	Signature

Seal	Seal

28/02/2013